Exhibit 10.14

ADVISOR AGREEMENT

WHEREAS Tom Kuhn (“Advisor”) has served as a member of the Board of Directors of Control4 Corporation (“Company”) since April 2010;

WHEREAS Advisor desires to resign from the Board of the Directors of the Company effective as of February 28, 2013 (“Effective Date”);

WHEREAS the Company desires that Advisor continue to provide the Company with certain consulting services during the period of time from the Effective Date until April 26, 2014 (“Expiration Date”), or such earlier date that this Advisor Agreement (“Agreement”) is terminated (collectively the “Termination Date”); and

WHEREAS Advisor is willing to provide such services during the period of time from the Effective Date until the Termination Date (the “Term”).

NOW THEREFORE, in consideration of the rights and obligations of Advisor and the Company (each a “party” and collectively the “parties”) as set forth in this Agreement, the sufficiency of which is hereby acknowledged, the “parties hereby agree as follows:

1.                                      Services.  During the Term of this Agreement, Advisor shall consult with and advise the Company from time-to-time upon activities relating to the Company’s strategic direction and customer relationships (“Services”).  Advisor shall provide the Services as needed and when requested by the Company.  During the Term of this Agreement, Advisor will not provide consulting services to any company that directly competes with the business of Company.

2.                                      Consideration.  In consideration of the Services provided by Advisor during the Term, Advisor shall, until the Termination Date, continue to vest in the outstanding unvested options previously granted to Advisor by the Company.

3.                                      Ownership.  Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, sui generis database rights and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designations, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by Advisor that arise out of or in connection with the Services or any Proprietary Information (as defined below) (collectively, “Inventions”) and Advisor will promptly disclose and provide all Inventions to Company. Advisor agrees to make and hereby makes all assignments necessary to accomplish the foregoing. Advisor shall further assist Company, at Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce and defend any rights assigned.  Advisor agrees and warrants that all Inventions will be original to and owned by Advisor and Advisor will use and disclose only Inventions in the course of providing Services.

4.                                      Proprietary Information.  Advisor agrees that all Inventions and other business, technical and financial information (including, without limitation, the identity of and information relating to Company’s customers or employees) that Advisor obtains from or assigns to Company, or learns in connection with the Services or his prior services to the Company, constitute “Proprietary Information.”  Advisor will hold in confidence and not disclose or, except in performing the Services, use any Proprietary Information.  However, Advisor shall not be so obligated with respect to information that Advisor can document (i) is or becomes readily publicly available without restriction through no fault of Advisor, or (ii) that Advisor knew without restriction prior to its disclosure by Company. Upon termination or as otherwise requested by Company, Advisor will promptly return to Company all items and copies containing or embodying Proprietary Information.

5.                                      Solicitation.  Advisor agrees that during the Term of this Agreement and for one year thereafter, Advisor will not encourage or solicit any employee or consultant of the Company to leave Company for any reason.

6.                                      Termination.  Prior to the Expiration Date, either party may terminate this Agreement at any time, for any reason, by giving the other party ten (10) days’ written or electronic notice.  Sections 2 through 9 of this Agreement and any remedies for breach of this Agreement shall survive any termination or expiration.

7.                                      Relationship of the Parties; No Conflicts Promotional Rights.  Notwithstanding any provision hereof, for all purposes of this Agreement, each party shall be and act as an independent contractor and not as a partner, joint venturer, agent or employee of the other and shall not bind nor attempt to bind the other to any contract. Advisor represents and warrants that neither this Agreement nor the performance thereof will conflict with or violate any obligation of Advisor or right of any third party. Advisor shall not be eligible to participate in any of Company’s employee benefit plans, fringe benefit programs, group insurance arrangements or similar programs. Company may use and authorize the use of Advisor’s name, likeness and biographical information in promotional materials, websites and the like.

8.                                      Resignation from Board.  The Advisor hereby resigns from the Company’s Board of Directors and from any committee of such Board of Directors as of the Effective Date.

9.                                      Miscellaneous.  This Agreement and the Services performed hereunder are personal to Advisor and Advisor shall not have the right or ability to assign, transfer or subcontract any obligations under this Agreement without the written consent of Company. Any attempt to do so shall be void. Company shall be free to transfer any of its rights under this Agreement to a third party. Any breach of Section 2, 3, or 4 will cause irreparable harm to Company for which damages would not be an adequate remedy, and therefore, Company shall be entitled to injunctive relief with respect thereto in addition to any other remedies. This is the entire agreement between the parties with respect to the subject matter hereof and no changes or modifications or waivers to this Agreement shall be effective unless in writing and signed by both parties. In the event that any provision of this Agreement is determined to be illegal or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah without regard to the conflicts of law provisions thereof. In any action or proceeding to enforce rights under this Agreement, the prevailing party shall be entitled to recover costs and attorneys fees. Any notice shall be given in writing by first class mail and addressed to the party to be notified at the address below, or at such other address as the party may designate by ten (10) days’ advance written notice to the other party.

[Signature page follows.]

THOMAS R. KUHN	CONTROL4 CORPORATION

/s/ Thomas R. Kuhn	By:	/s/ Martin Plaehn
(Signature)	Name:	Martin Plaehn
	Title:	President and Chief Executive Officer